SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

CBOT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32650	36-4468986
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd.

Chicago, Illinois 60604

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (312) 435-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

On May 11, 2007, CBOT Holdings, Inc., a Delaware corporation (“CBOT Holdings”), the Board of Trade of the City of Chicago, Inc., a Delaware corporation and a subsidiary of CBOT Holdings (“CBOT”), and Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (“CME Holdings”), entered into Amendment No. 2 (the “Amendment”) to the Agreement and Plan of Merger, dated as of October 17, 2006 and amended as of December 20, 2006, by and among CBOT Holdings, CBOT and CME Holdings (the “Merger Agreement”).

Pursuant to the Amendment, at the effective time of the merger, for each share of CBOT Holdings Class A common stock owned, CBOT Holdings Class A stockholders will be entitled to receive 0.3500 shares of CME Holdings Class A common stock. The Amendment also provides for, among other things, an increase in the Termination Fee, as defined in the Merger Agreement, from $240 million to $288 million. In addition, pursuant to the Amendment, CME Group will commence a cash tender offer for up to $3.5 billion in common stock of the combined company at a fixed price of $560 per share. The tender offer will be in lieu of the cash election feature that was part of the original Merger Agreement.

The foregoing summary of the Amendment, and the transactions contemplated thereby, does not purport to be complete and is subject to and qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 2.1, and the full text of the Merger Agreement, which was filed as Exhibit 2.1 to CBOT Holdings’ Current Report on Form 8-K, filed on October 18, 2006.

Item 8.01	Other Events

On May 11, 2007, CBOT Holdings and CME Holdings issued a joint press release announcing the signing of the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Amendment No. 2, dated as of May 11, 2007, to Agreement and Plan of Merger, dated as of October 17, 2006, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and the Board of Trade of the City of Chicago, Inc.

99.1	Joint Press Release, dated May 11, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CBOT HOLDINGS, INC.

Date: May 11, 2007	By:	/s/ Bernard W. Dan
	Name:	Bernard W. Dan
	Title:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Title
2.1	Amendment No. 2, dated as of May 11, 2007, to Agreement and Plan of Merger, dated as of October 17, 2006, among Chicago Mercantile Exchange Holdings Inc., CBOT Holdings, Inc. and the Board of Trade of the City of Chicago, Inc.

99.1	Joint Press Release, dated May 11, 2007